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                                                                    EXHIBIT 99.1

[LOGO] FLEET

     FLEETBOSTON FINANCIAL


Contacts: Media:    James Mahoney                         Investor: John Kahwaty
                    (617) 434-9552                                (617) 434-3650


                  FLEETBOSTON REPORTS FIRST QUARTER EARNINGS OF
                         $735 MILLION OR $.70 PER SHARE

     Boston, Massachusetts, April 16, 2002: FleetBoston Financial (FBF-NYSE) today reported first quarter earnings of $735 million, or $.70 per share compared with net income of $142 million, or $.12 per share in the first quarter of 2001. Return on assets and return on equity for the quarter were 1.52% and 16.9%, respectively compared with 0.27% and 2.8%, respectively, in the first quarter of 2001. Prior year results included $642 million of net after-tax charges related to the merger of FleetBoston and Summit Bancorp, the sale of Fleet Mortgage Group, the restructuring of Robertson Stephens and Quick and Reilly, and business sale gains. Excluding these items, earnings per share in the first quarter of 2001 was $.71.

     2002 results were marked by strong cash management revenues, continued expense control, and improved earnings from a number of consumer and wholesale banking businesses. Principal Investing improved due to significantly lower portfolio writedowns compared with a year ago. These improvements were offset by higher domestic credit costs, lower commercial loan volume, and a decline in earnings from Argentina.

     Chad Gifford, President and Chief Executive Officer of FleetBoston commented, "As noted in the major announcement we made today concerning actions we are taking with some of our non-core businesses, we are focusing this company on our strengths: personal financial services and wholesale banking, especially in our footprint. We intend to concentrate our investment spending in these core franchises, while freeing up capital that has been supporting other businesses whose earnings streams have proven to be too volatile or where the risk in the business has weighed heavily on our shareholder value. Over the past year, we have invested significant time and talent in improving the quality of service in our consumer-related businesses. Customer favorability scores are noticeably better over the past year, we are seeing better results from our cross-selling efforts, wait times are down, core deposits have increased 10% from a year ago, employee turnover has been sharply reduced, and customer attrition is declining. Our recent

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announcement to add 500 tellers illustrates our resolve to continue to improve the branch experience for our customers. On-line enrollments continue to rise as the HomeLink product has proven to be a great attraction for new customers, as well as a vehicle that motivates existing customers to conduct more of their banking and brokerage business with us. Our asset management business has begun to gain traction under the Columbia brand name and we have assembled a terrific senior management team, with proven skills and experience, to lead this business going forward. Finally, we were also very proud to have recently received an "Outstanding" rating from the Comptroller of the Currency for our efforts in meeting the needs of the communities we serve, including low to moderate income neighborhoods."

FIRST QUARTER FINANCIAL HIGHLIGHTS

     Revenue for the first quarter was $3.3 billion, down 4% from the first quarter of last year but up 27% from the $2.6 billion recorded in the fourth quarter. The linked-quarter increase was driven by improved capital markets revenue, the absence of last quarter's charge for Argentina, and higher levels of investment services revenue and net interest revenue/margin. The decline from a year ago was mainly the result of lower net interest revenue, lower revenue from Argentina, and the impact of selling Fleet Mortgage. Net interest margin was 4.13% in the current quarter, compared with 3.96% in the fourth quarter and 4.23% a year ago.

     Noninterest expense was $1.8 billion in the current quarter, down 17% from the fourth quarter and 38% from a year ago. The decline from a year ago reflects lower restructuring charges, the absence of a loss from the sale of Fleet Mortgage and lower operating expenses.

     Various core businesses registered net income growth from the prior year including commercial real estate, retail finance, leasing, credit card, and consumer lending.

     Eugene M. McQuade, Vice-Chairman and Chief Financial Officer stated, "In our earnings release on January 29, we discussed the situation in Argentina as well as the actions we took to reserve for potential losses arising from the economic turmoil in the country. Since that time, the Duhalde administration has made progress in getting certain measures approved by Congress and in reaching a revenue sharing agreement with the provinces. Currently, the country is negotiating a new loan package with the IMF that it believes will help propel it towards economic recovery. While it is difficult to predict how the situation in Argentina will evolve, we continue to believe that the reserving actions we took in the fourth quarter should prove adequate. For the first quarter, our Argentine operations reported a modest operating profit and equity was reduced by $175 million as a result of translation losses from adopting the peso as the reporting currency for accounting purposes."
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CREDIT QUALITY/BALANCE SHEET

     Nonperforming assets were $2.07 billion, or 1.67% of related assets, at March 31, 2002, compared with $1.85 billion, or 1.44% of related assets, at December 31, 2001. The provision for credit losses was $410 million in the current quarter compared with net chargeoffs of $389 million. In the first quarter of 2001, the provision was $315 million and net chargeoffs were $270 million. The reserve for credit losses was $3.6 billion at March 31, 2002, representing 2.92% of total loans and leases.

     Total assets at March 31, 2002 were $192 billion, compared with $212 billion at March 31, 2001. The decrease from a year ago is due, in part, to a decline in the domestic commercial loan portfolio, the sale of our mortgage company last June, and lower asset levels in Argentina. Average domestic core deposits were $86 billion in the current quarter and are up 10% from the end of 2000. Stockholders' equity amounted to $17.6 billion at March 31, 2002, with a common equity to assets ratio of 9.0%.

     A detailed financial package containing supplemental information on the first quarter financial results can be found by accessing the Corporation's web site www.fleet.com. Eugene M. McQuade, Vice-Chairman and Chief Financial Officer, will hold a conference call, which will be broadcast live on the Corporation's web site, at 7:45 AM today to discuss first quarter results. The call in number is 888-942-9690 (international: 712-271-0579) and the passcode is Fleet. A taped playback will be available from April 16 until April 18 (7:00 PM
EDT) and can be accessed by calling 800-925-4781 (international: 402-220-4189).

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     This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally; (2) continued economic, political and social instability in Argentina, including the potential impact of those conditions on the economies of other countries in which the Corporation is doing business; (3) the economic effects of the September 11, 2001 terrorist attacks against the United States and related events, including the potential expansion of hostilities; (4) further deterioration in credit quality, including the resultant effect on the level of the Corporation's provision for credit losses, nonperforming assets, net chargeoffs and reserve for credit losses; (5) interest rate and currency fluctuations, equity and bond market fluctuations and inflation; (6) continued weakness in the global capital markets and the impact of such weakness on the Corporation's Principal Investing and other capital markets businesses, including Robertson Stephens; (7) changes in competitive product and pricing pressures among financial institutions within the Corporation's markets; (8) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, insurance and other aspects of the financial services industry; (9) changes in accounting rules, policies, practices and procedures; and (10) technological changes, including the impact of the Internet on the Corporation's businesses.

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                              FLEETBOSTON FINANCIAL
                              FINANCIAL HIGHLIGHTS

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                                                          THREE MONTHS ENDED
                                                         MARCH 31,    MARCH 31,
                                                           2002        2001
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     FOR THE PERIOD ($ IN MILLIONS)

     Net Income                                          $   735      $   142
     Revenue                                               3,336        3,460
     Total Expense                                         1,756        2,853
     Provision for Credit Losses                             410          315

     PER COMMON SHARE

     Diluted earnings per share                          $   .70      $   .12
     Cash dividends declared                                 .35          .33
     Book value (period-end)                               16.55        17.38

     AT PERIOD-END ($ IN BILLIONS)

     Assets                                              $ 192.0      $ 211.7
     Loans                                                 123.7        131.6
     Deposits                                              121.5        128.0
     Total stockholders' equity                             17.6         19.4

     RATIOS

     Return on average assets                               1.52%         .27%
     Return on common equity                               16.92         2.79
     Net interest margin                                    4.13         4.23
     Total equity/assets (period-end)                        9.2          9.2
     Tangible common equity/assets                           6.6          6.9
     Tier 1 risk-based capital ratio                         8.1          8.0
     Total risk-based capital ratio                         11.7         11.7

     ASSET QUALITY ($ IN MILLIONS)

     Nonperforming assets                                $ 2,070      $ 1,245
     Reserve for credit losses                             3,609        2,754
     Nonperforming assets as a % of related assets          1.67%         .95%
     Reserve for credit losses to period-end loans          2.92         2.09
     Reserve for credit losses to nonperforming loans        177          229
     Net charge-offs/average loans                          1.25          .82
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                              FLEETBOSTON FINANCIAL
                         CONSOLIDATED INCOME STATEMENTS
                                 ($ IN MILLIONS)

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                                                         THREE MONTHS ENDED
                                                        MARCH 31,    MARCH 31,
                                                           2002        2001
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   Net interest income (FTE)                             $ 1,752      $ 1,936
   Noninterest income:
       Investment services revenue                           433          388
       Banking fees and commissions                          389          390
       Capital markets revenue                               339          359
       Credit card revenue                                   172          164
       Business sale and divestiture gains                    --          146
       Other                                                 251           77
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        Noninterest income                                 1,584        1,524
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   Revenue                                                 3,336        3,460
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   Noninterest expense:
       Employee compensation and benefits                    926        1,052
       Occupancy                                             139          150
       Equipment                                             130          135
       Intangible asset amortization                          22          100
       Merger and Restructuring charges and loss
         on sale of Fleet Mortgage                             5          859
       Other                                                 534          557
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         Noninterest expense                               1,756        2,853
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   Earnings before provision and income taxes              1,580          607
   Provision for credit losses                               410          315
   Income taxes and tax-equivalent adjustment                435          150
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   Net income                                            $   735      $   142
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   Diluted earnings per share                            $   .70      $   .12

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                              FLEETBOSTON FINANCIAL
                           CONSOLIDATED BALANCE SHEETS
                                 ($ IN MILLIONS)

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                                                        March 31,    March 31,
                                                          2002         2001
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ASSETS:

Cash and equivalents                                    $  11,896    $  18,112
Securities                                                 29,941       25,609
Trading assets                                              5,891        6,523
Loans and leases                                          123,710      131,640
Reserve for credit losses                                  (3,609)      (2,754)
Due from brokers/dealers                                    3,722        3,448
Mortgages held for resale                                     348        3,574
Other assets                                               20,133       25,589
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Total assets                                            $ 192,032    $ 211,741
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LIABILITIES:

Deposits                                                $ 121,522    $ 127,989
Short-term borrowings                                      14,320       18,562
Due to brokers/dealers                                      3,751        3,700
Long-term debt                                             24,348       30,134
Trading liabilities                                         1,877        2,195
Other liabilities                                           8,628        9,783
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Total liabilities                                         174,446      192,363
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STOCKHOLDERS' EQUITY:

Preferred stock                                               271          566
Common stock                                               17,315       18,812
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Total stockholders' equity                                 17,586       19,378
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Total liabilities and stockholders' equity              $ 192,032    $ 211,741
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